Exhibit 99.1
Intended Electronics Separation

On January 15, 2025, DuPont announced it is targeting November 1, 2025, for the completion of the intended separation of its Electronics business, which includes its semiconductor technologies and interconnect solutions businesses (the “Intended Electronics Separation”) by way of a spin-off transaction, thereby creating a new independent public company (“Qnity Electronics, Inc.” or “Qnity”). The Intended Electronics Separation will not require a shareholder vote and is subject to satisfaction of customary conditions, including final approval by DuPont’s Board of Directors, receipt of tax opinion from counsel, the completion and effectiveness of the Form 10 registration statement filed with the SEC, applicable regulatory approvals and satisfactory completion of financing.

Effective as of the beginning of the first quarter of 2025, in light of the Intended Electronics Separation, the Company realigned its management and reporting structure. This realignment resulted in a change in reportable segments in the first quarter of 2025 which changed the manner in which the Company reports financial results by segment. As a result, commencing with the first quarter of 2025, the businesses to be separated as part of the Intended Electronics Separation are reported separately from the other businesses of DuPont. DuPont’s most recent Consolidated Financial Statements have been recast for all periods presented to reflect the new two segment reporting structure.

The Intended Electronics Separation is not conditioned upon the completion of any of the Exchange Offers or Consent Solicitations, and none of the Exchange Offers or Consent Solicitations are conditioned upon the completion of the Intended Electronics Separation.

Qnity will enter into a Separation and Distribution Agreement with DuPont (the “Separation Agreement”), which will contain, among other things, the principles governing and the terms specifying the reorganization and separation of DuPont into its Electronics and Industrials businesses. Pursuant to the Separation Agreement, it is a condition to the consummation of the Intended Electronics Separation that Qnity complete a distribution to DuPont (the “Qnity Cash Distribution”) of approximately $4.122 billion, inclusive of $22 million of costs related to Qnity's notes issuance on August 15, 2025, plus the pre-funded interest on the Qnity notes through March 31, 2026 of $66 million (and any investment returns on any amounts held in escrow in respect of the Qnity notes issuance). The Qnity Cash Distribution is expected to be funded through a combination of the net proceeds of such Qnity notes issuance and borrowings under a senior secured term loan facility expected to be entered into by Qnity, as well as cash Qnity has on hand (which itself will be funded by initial contributions to Qnity by DuPont and from operations). For additional information regarding the Qnity notes issuance or the Qnity Cash Distribution, see the sections entitled “Recent Developments—Qnity Notes” and “Unaudited Pro Forma Financial Information”.

Under the Separation Agreement, among other things, Qnity will be contractually allocated, and directly pay or indemnify DuPont for, the Applicable Qnity Percentage (as defined below) of certain legacy liabilities and funding obligations. As to funding obligations, pursuant to a cost sharing arrangement related to future eligible PFAS costs entered into on January 22, 2021 by and among DuPont, Corteva and Chemours (the “Memorandum of Understanding”), DuPont is obligated to bear up to approximately $1.4 billion of Qualified Spend (as defined in the Memorandum of Understanding). As of June 30, 2025, DuPont has borne Qualified Spend of approximately $645 million and has recorded an indemnification liability for probable and reasonably estimable future Qualified Spend of $217 million. Additionally, as of June 30, 2025, DuPont has recognized a liability of $177 million, estimated in accordance with the Memorandum of Understanding, related to the NJ Settlement discussed below under the section entitled “Recent Developments”.

As to certain legacy and other liabilities allocated between DuPont and Corteva, pursuant to a letter agreement entered into on June 1, 2019 by and between DuPont and Corteva (the “Corteva Letter Agreement”), DuPont has recognized an accrual in respect of Legacy Liabilities (as defined in the Corteva Letter Agreement) (excluding, for the avoidance of doubt, Qualified Spend under the Memorandum of Understanding) of $33 million, as of June 30, 2025.

The Separation Agreement, among other things, provides for the allocation to Qnity of a portion of these legacy liabilities and funding obligations equal to the “Applicable Qnity Percentage”, which is the percentage that is equal to (a) the quotient of (i) the Pro Forma Operating EBITDA attributable to the Electronics business and assets (measured at the time of the distribution, but prior to giving effect to the distribution), divided by (ii) the Pro Forma Operating EBITDA (measured at the time of the distribution, but prior to giving effect to the distribution) of DuPont, multiplied by (b) 100. The exact calculation of the Applicable Qnity Percentage will not be determinable until after the distribution and will depend on many factors, including the relative performance of the Electronics business and the performance of DuPont as measured immediately prior to the distribution and whether either Qnity or DuPont undertake strategic initiatives prior to the distribution. DuPont and Qnity intend to publicly disclose the actual numeric value of the Applicable Qnity Percentage and the Applicable DuPont Percentage once determined after the distribution. DuPont’s portion of these legacy liabilities and funding obligations is equal to the “Applicable DuPont Percentage”, which is the percentage equal to (a) 100%, minus (b) the Applicable Qnity Percentage. For additional information regarding the Applicable Qnity Percentage or Applicable DuPont Percentage, see “Unaudited Pro Forma Financial Information”.

DuPont and Qnity will also enter into certain transition services agreements (the “Transition Services Agreements”) pursuant to which (i) DuPont will provide certain transitional services to Qnity, and (ii) Qnity will provide certain transitional services to DuPont. The services, including services such as environmental support, engineering support, finance support, facilities and office services, information technology support, procurement support, product stewardship and regulatory support, operational excellence support and research and development support, will be provided for a limited time, generally for an initial term between six months and 14 months following the date of the distribution and, in some cases, with an option to extend the term for one or more additional periods until no later than December 31, 2027, and will be provided for specified fees, which are generally based on the cost of services provided plus 5%. For additional information regarding the Transition Services Agreements, see “Unaudited Pro Forma Financial Information”.

Recent Developments
Aramids Divestiture

On August 29, 2025, DuPont entered into a definitive agreement with Arclin, a portfolio company of an affiliate of TJC, L.P., pursuant to which, subject to the satisfaction of customary closing conditions, including the receipt of certain regulatory approvals, DuPont has agreed to sell its aramids business (Kevlar® and Nomex®) in a transaction valuing the business at approximately $1.8 billion (the “Aramids Divestiture”). At the closing of the Aramids Divestiture, DuPont will receive pre-tax cash proceeds of approximately $1.2 billion, subject to customary transaction adjustments, a note receivable of $300 million (the “Note”) and a non-controlling common equity interest in the future combined company of Arclin and the aramids business, such equity interest currently valued at $325 million, which is expected to represent an approximate 17.5% stake at the time of the closing (the “Equity Consideration”). At the closing of the Aramids Divestiture, DuPont will recognize the Note and the Equity Consideration at their respective fair values. DuPont intends to hold the Note and Equity Consideration as corporate assets. The anticipated completion of the Aramids Divestiture is expected during the first quarter of 2026.

For the year ended December 31, 2024, the aramids business net sales were $1,332 million and on a preliminary discontinued operations basis, DuPont estimates the aramids business generated net income of approximately $98 million, Adjusted Earnings of $193 million, and Operating EBITDA of approximately $262 million. For the six months ended June 30, 2025, the aramids business net sales were $675 million, and DuPont preliminarily estimates that on a discontinued operations basis, aramids business generated a net loss of approximately $734 million, Adjusted Earnings of $89 million and Operating EBITDA of approximately $129 million. DuPont will reflect the aramids business as discontinued operations starting the third quarter of 2025. As the aramids business net income, Adjusted Earnings and Operating EBITDA figures are presented on a discontinued operations basis, they are not burdened by allocations of corporate costs. As the aramids business net income, Adjusted Earnings and Operating EBITDA figures are presented on a discontinued operations basis, they are not burdened by allocations of corporate costs.

Aramids Non-GAAP Measures

Indirect costs, such as those related to corporate and shared service functions previously allocated to the aramids business, do not meet the criteria for discontinued operations and will be reported within continuing operations in the respective periods. A portion of these historical indirect costs include costs related to activities the Company will undertake on behalf of the aramids business and for which it will be reimbursed in the future, for example, costs associated with the provision of transitional services (“Future Reimbursable Indirect Costs”).

Adjusted Earnings and Operating EBITDA for the aramids business discussed above are non-GAAP measures and do not reflect any allocation of corporate costs. Adjusted Earnings is defined as income excluding the after-tax impact of significant items, after-tax impact of amortization expense of intangibles, the after-tax impact of non-operating pension / other post employment benefits (“OPEB”) credits/costs and Future Reimbursable Indirect Costs. Adjusted Earnings is the numerator used in the calculation of Adjusted EPS. The Company defines Operating EBITDA as earnings (i.e., “Income from continuing operations before income taxes”) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, excluding Future Reimbursable Indirect Costs, and adjusted for significant items. Significant items are items that arise outside the ordinary course of business for the Company, that the Company’s management believes may cause misinterpretation of underlying business and investment performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence.

The tables below reconcile non-GAAP measures Arrow data prepared on a preliminary discontinued operations basis.

Reconciliation of Reported (loss) earnings to Adjusted earnings	Six Months Ended June 30, 2025		Twelve Months Ended December 31, 2024
In millions, (Unaudited)	Pretax Income (Loss) [1]	Net Income (Loss) [2]	Pretax Income (Loss) [1]	Net Income (Loss) [2]
Reported (loss) earnings (GAAP)	$(718)	$(734)	$118	$98
Less: Significant items	(789)	(784)	(21)	(16)
Less: Amortization of intangibles	(32)	(25)	(69)	(53)
Less: Non-op pension / OPEB benefit credits	1	1	2	2
Less: Future reimbursable indirect costs	(19)	(15)	(36)	(28)
Adjusted earnings (non-GAAP)	$121	$89	$242	$193

1.Income (loss) from continuing operations before income taxes.
2.Net income (loss) from continuing operations.

Reconciliation of “Income from continuing operations, net of tax” to “Operating EBITDA”	Six Months Ended	Twelve Months Ended
In millions (Unaudited)	June 30, 2025	Dec. 31, 2024
(Loss) income from continuing operations, net of tax (GAAP)	$ (734)[1]	$98
+ Benefit from (provision for) income taxes on continuing operations	16	(20)
(Loss) income from continuing operations before income taxes	$(718)	$118
+ Depreciation and amortization	76	157
‘- Non-operating pension/OPEB benefit credits[2]	1	2
‘+Future reimbursable indirect costs	(17)	(32)
- Significant items charge[3]	(789)	(21)
Operating EBITDA (non-GAAP)	$129	$262

1.Reflects a non-cash goodwill impairment charge of $768 million related to the aramids business that was recognized in the first quarter of 2025 in connection with DuPont’s 2025 segment realignment.
2.Included in “Sundry income (expense) - net”.
3.Significant items charge for the six months ended June 30, 2025 represents separation costs, restructuring and asset related charges, and a goodwill impairment charge ($768 million). Significant items charge for the twelve months ended December 31, 2024 primarily represents restructuring and asset related charges.
Qnity Notes
On August 15, 2025, Qnity issued $1,000,000,000 aggregate principal amount of 5.750% senior secured notes due 2032 and $750,000,000 aggregate principal amount of 6.250% senior unsecured notes due 2033 under Rule 144A and Regulation S under the Securities Act.

A total cash amount equal to the gross proceeds of the notes and the pre-funded interest on the notes through March 31, 2026 were deposited into and will be held in escrow, to be released in connection with the Intended Electronics Separation. If the Intended Electronics Separation is not consummated (x) on or prior to the earlier of (i) March 31, 2026 and (ii) the date on which Qnity notifies the escrow agent and the trustee for the secured notes and unsecured notes, respectively, that Qnity has determined that the Intended Electronics Separation will not be consummated or (y) within two business days of the escrow funds being released, then the notes offered thereto will be subject to a special mandatory redemption.

New Jersey Settlement Agreement
As discussed in DuPont’s most recent Quarterly Report on Form 10-Q, on August 3, 2025, DuPont, together with Chemours and Corteva, agreed to a proposed Judicial Consent Order with the State of New Jersey (the “NJ Settlement”) to resolve all outstanding claims by the State of New Jersey pending against the companies related to legacy use of a wide variety of substances of concern, including, but not limited to dense non-aqueous phase liquids, chemical solvents, and PFAS. The NJ Settlement is subject to approval from the Federal District Court of New Jersey (Camden).
2025 Notes
In addition to the Existing Notes, DuPont has 4.493% Notes due 2025 (the “2025 Notes”) outstanding, which DuPont expects to repay in full on or prior to its maturity date of November 15, 2025 in accordance with the Supplemental Indenture.